Exhibit (d)(3)

PALMONE, INC.

1999 STOCK PLAN

STOCK OPTION AGREEMENT

FOR INTERNATIONAL EMPLOYEES

A. Grant of Option

The Administrator hereby grants to the Optionee named in the Notice of Grant (the “Optionee”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice of Grant or this Option Agreement, the terms and conditions of the Plan shall prevail.

This Option is a nonstatutory stock option which is not intended to qualify as an incentive stock option under Section 422 of the Code.

B. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice in the form and manner specified by the Company (the “Exercise Notice”). As determined by the Company, the Exercise Notice shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Company in the manner specified by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such properly completed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

C. Method of Payment

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

1. cash; or

2. check; or

3. consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

4. surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

D. Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

E. Term of Option.

This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

F. Tax Reporting and Payment Liability.

Regardless of any action the Company or Optionee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains his or her responsibility and that the Company and/or Optionee’s employer (1) make no representations or undertakings regarding treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability regarding Tax-Related Items.

Prior to exercise of the Option, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the employer to satisfy all withholding and payment on account obligations of the Company and/or the Optionee’s employer. In this regard, the Optionee authorizes the Company and/or the Optionee’s employer to withhold all applicable Tax-Related Items legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Optionee’s employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares acquired by the Optionee to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Optionee shall pay to the Company or the employer any amount of Tax-Related Items that the Company or the Optionee’s employer may be required to withhold as a result of the Optionee’s participation in the Plan or his or her purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

G. Acknowledgment and Waiver.

In accepting the grant, the Optionee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even it options have been granted repeatedly in the past; (iii) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (iv) the Optionee’s participation in the Plan shall not create a right to further employment with the Optionee’s employer and shall not interfere with the ability of the Optionee’s employer to terminate the Optionee’s employment relationship at any time with or without cause; (v) the

Optionee’s participation in the Plan is voluntary; (vi) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Optionee’s employer, and which is outside the scope of the Optionee’s employment contract, if any; (vii) the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event that the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, the Option grant will not be interpreted to form an employment contract with the Optionee’s employer or any subsidiary or affiliate of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) if the underlying Shares do not increase in value, the Option will have no value; (xi) if the Optionee exercises his or her Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; (xii) in consideration of the grant of Options, no claim or entitlement to compensation or damages will arise from termination of the Options resulting from termination of the Optionee’s employment by the Company or the Optionee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Optionee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, the Optionee will be deemed irrevocably to have waived his or her entitlement to purse such claim; and (xiii) notwithstanding any terms or conditions of the Plan, in the event of involuntary termination of the Optionee’s employment (whether or not in breach of local labor laws), the Optionee’s right to receive Option and to vest in Options under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the date of termination of the Optionee’s active employment and will not be extended by any notice period mandated under local law; and the Board/Committee will have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Optionee’s Option grant.

H. Data Privacy Consent.

The Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Optionee’s employer and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Optionee’s employer hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, posses, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares of stock acquired upon exercise of the Option. The Optionee understands that will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her human resources representative.

I. Entire Agreement; Governing Law.

The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. The internal substantive laws, but not the choice of law rules, of Delaware govern this Option Agreement.

J. Language.

If the Optionee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

K. Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Optionee’s consent to participate by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company to another third party designated by the Company.

L. NO GUARANTEE OF CONTINUED SERVICE.

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE EMPLOYER (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE OPTIONEE’S EMPLOYER’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Agreed to by:	Accepted by:

Optionee:	palmOne, Inc.

Carrie Chiu

Signature	Stock Administration

Date received